Sub-Item 77I

Terms of new or amended securities

Dreyfus MUNICIPAL bOND OPPORTUNITY FUND

(the "Fund")

At a meeting of the Board of Trustees (the "Board") of the Fund held on October 24, 2017,  the Board approved a proposal whereby, effective December 15, 2017, Class C shares of the Fund will automatically convert to Class A shares of the Fund in the month of or month following the 10-year anniversary date of the purchase of the Class C shares, based on the relative net asset value of each such class without the imposition of any sales charge, fee or other charge.

A Supplement to the Fund's prospectus (the "Supplement") was filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 497(e) under the Securities Act of 1933, as amended, on November 8, 2017, and a revised Rule 18f-3 Plan (the "Revised 18f-3 Plan") was filed with the SEC on December 15, 2017 as Exhibit (n)(i) to Post-Effective Amendment No. 58 to the Registrant's Registration Statement.  Both the Supplement and the Revised 18f-3 Plan are incorporated herein by reference.